Exhibit 99.1

Park City Group Declares Quarterly Cash Dividend

SALT LAKE CITY--(BUSINESS WIRE)—March 21, 2023--Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, announced today that the Company’s Board of Directors has declared a quarterly cash dividend of $0.015 per share ($0.06 per year), payable to shareholders of record on March 31, 2023. The cash dividends will be paid to shareholders of record on or about May 1, 2023.

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2022 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Contacts

Investor Relations:
John Merrill, CFO
investor-relations@parkcitygroup.com
or
FNK IR
Rob Fink
646-809-4048
rob@fnkir.com